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                                  EXHIBIT 99


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                         [PATRIOT BANK CORP. LETTERHEAD]


DATE:  May 27, 1997
FOR IMMEDIATE RELEASE

CONTACT:    Joseph W. Major (610) 970-4650
            Richard A. Elko (610) 970-4627


                PATRIOT BANK CONVERTS TO A PENNSYLVANIA-CHARTERED
                                 COMMERCIAL BANK


        POTTSTOWN, PA...PATRIOT BANK CORP. (NASDAQ - NMS - PBIX), parent company of Patriot Bank, today announced that on May 23, 1997, Patriot Bank completed its conversion from a federally-chartered savings bank to a Pennsylvania-chartered commercial bank. The purpose of the conversion is to allow Patriot Bank to operate more competitively and efficiently as a community bank. As a Pennsylvania-chartered commercial bank, Patriot bank will continue to offer its traditional products and services and will also benefit from greater acceptance of its expanded commercial and retail products and services. All of Patriot Bank's branch offices will continue to operate as before the conversion, and all current deposits and loans will remain unaffected by the conversion.

        "Since our initial public offering in December 1995, Patriot Bank has operated under its Community Bank strategic plan, which is based upon investing in the future, with particular emphasis on technology to promote a sales culture in which highly motivated and trained team members attract and retain profitable customer relationships," said Joseph W. Major, President and Chief Executive Officer of Patriot Bank. The financial cornerstones of Patriot's strategic plan include:

         -  generation of large volumes of high  quality interest-earning assets
         -  generation  of low cost deposits and other sources of funds
         -  maintenance  of  low  interest  rate  risk
         -  maintenance  of low operating costs
         -  focus on recurring non-interest income


        At March 31, 1997, Patriot had total assets of $594,055,000 with twelve community banking offices in Montgomery, Berks, Lehigh, Northampton and Chester counties. The closing price of Patriot's common stock was $16 on Monday, May 27, 1997.